Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated September 21, 2011 on the financial statements of the Columbia Floating Rate Fund, Columbia Income Opportunities Fund, Columbia Inflation Protected Securities Fund, Columbia Large Core Quantitative Fund, Columbia Limited Duration Credit Fund, and Columbia Money Market Fund of the Columbia Funds Series Trust II, included in the Annual Reports for the period ended July 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 39 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
September 27, 2011